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                                                                    EXHIBIT 5.1

                       [LETTERHEAD OF SHEARMAN & STERLING]



                                 July 29, 1996


Guess ?, Inc.
1444 South Alameda Street
Los Angeles, California 90021

Ladies and Gentlemen:

     We are acting as counsel for Guess ?, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 (No. 333-4419) (the "Registration Statement") covering the registration under the Securities Act of 1933, as amended (the "Act"), of shares of the Company's common stock, par value $.01 per share (the "Shares"). The Shares are to be sold by the Company pursuant to the terms of (i) a purchase agreement (the "U.S. Purchase Agreement") among the Company and the several U.S. underwriters named therein and (ii) a purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") among the Company and the several international underwriters named therein.

     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals and the conformity to the originals of all documents presented to us as copies. In rendering our opinion, we have relied as to factual matters upon officers of the Company and certificates of public officials.

     Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware.

     Based on the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that, upon approval of the Company's Restated Certificate of Incorporation by the Company's Board of Directors and stockholders and the filing of the Restated Certificate of Incorporation with the Secretary of State of the State of



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Guess ?, Inc.                                                     July 29, 1996


Delaware, the Shares, when issued and delivered in accordance with the terms of the Purchase Agreements, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" contained in the prospectus which is included in the Registration Statement. In addition, we consent to the incorporation by reference of this opinion into any related registration statement subsequently filed pursuant to Rule 462(b) of the Act. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.


                                               Very truly yours,

                                               /s/ SHEARMAN & STERLING